Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	March 31, 2014
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 4th QUARTER 2013 NET INCOME AND 2013 ANNUAL OPERATING RESULTS

Highlights

•	Net interest income of $1.5 million for the quarter ended December 31, 2013, increased 47.7% compared to net interest income of $1.0 million for the quarter-ended December 31, 2012.

•	Outstanding loan balances at December 31, 2013 increased by $54.6 million, or 34.5%, over the loan balances at December 31, 2012.

•	Criticized and classified loans decreased by $10.9 million, or 37.9% since December 31, 2012, and nonperforming loans decreased $618,000, or 9.7%, during that same period.

•	The OCC terminated the Cease and Desist Order against CFBank effective January 23rd, 2014.

Worthington, Ohio – March 31, 2014 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced earnings available to common stockholders for the quarter ended December 31, 2013 of $831,000, or $0.05 per diluted common share, compared to a net loss available to common stockholders of $434,000, or $(0.03) per diluted common share for the quarter-ended December 31, 2012.

The earnings available to common stockholders for the fourth quarter 2013 represented a $1.3 million improvement compared to a net loss of $434,000 for the quarter ended December 31, 2012. The earnings for the fourth quarter 2013 were positively impacted by a one-time/non-recurring gain on the sale of the Company’s Fairlawn office building and related fixed assets of $1.1 million.  The increase was also due to a $489,000 increase in net interest income and a $416,000 decrease in provision expense, partially offset by a $710,000 increase in operating expenses. The increase in net interest income is attributed to the overall increase in the Company’s loan portfolios and lower cost of funds.  The decrease in provision expense was primarily the result of improved credit performance of CFBank’s loan portfolios. The increase in overall operating expenses is mainly related to an increase in costs associated with foreclosed assets due to "income" recognized in 2012 from an REO sale, and an increase in professional fee expenses associated primarily with legal and consulting expense associated with increased workout efforts, IT consulting and special project mortgage consulting services.

The net loss of $918,000 for the year ended December 31, 2013, compared to the net loss of $3.8 million for the year ended December 31, 2012, represented an improvement of $2.8 million, or 75.6%, due primarily to a $752,000 increase in net interest income, a $633,000 decrease in provision expense, a $575,000 decrease in noninterest expense, and a $888,000 increase in noninterest income.

Net loss attributable to common stockholders totaled $918,000, or ($0.06) per diluted common share, for the year ended December 31, 2013, compared to net earnings attributable to common stockholders of $866,000, or $0.14 per diluted common share, for the year ended December 31, 2012.  For the twelve months ended December, 2012, the discount on the redemption of the TARP obligation increased net earnings attributable to common stockholders by $5.0 million, while the preferred stock dividends and accretion of discount on the preferred stock increased the net loss attributable to common stockholders by $328,000.  Due to the redemption of the TARP obligation on September 26, 2012, there was no impact related to the preferred stock dividends and accretion of discount on the net loss attributable to the common stockholders for 2013.

Timothy T O’Dell, CEO, commented:  “Our Leadership Team remains relentlessly focused on executing our business plan, strategy and tactics.  Our success in attracting quality full-service business relationships, coupled with our success in adding talented bankers makes us highly optimistic for 2014.”

Overview of Results

Net interest income.  Net interest income totaled $1.5 million for the quarter ended December 31, 2013, an increase of $489,000, or 47.7%, compared to $1.0 million for the quarter ended December 31, 2012. The increase in net interest income was primarily due to a $423,000 increase in interest income, coupled with a $66,000 decrease in interest expense.  The increase in interest income during the quarter was primarily attributed to the overall growth in outstanding loans which increased by $54.6 million, or 34.5%, to $212.9 million at year-end 2013.  Additionally, an improved mix of balance sheet funding with an overall reduction in higher cost deposit liabilities also contributed to the improved net interest income.  The decrease in interest expense was attributed to a 29 bps reduction in the average cost of funds on interest bearing liabilities, and an improved deposit mix, which more than offset a $25.2 million, or 16.2%, increase in interest bearing liabilities. As a result, our net interest margin improved 63 bps to 2.69% for the fourth quarter of 2013, as compared to 2.06% for the fourth quarter of 2012.

Net interest income totaled $5.4 million for the year ended December 31, 2013, and increased $752,000, or 16.2%, compared to $4.6 million for the year ended December 31, 2012. The increase in net interest income was primarily due to a $232,000, or 3.2%, increase in interest income, coupled with a $520,000, or 19.7%, decrease in interest expense.  The increase in interest income was primarily attributed to a $4.9 million, or 2.4%, increase in average interest-earnings assets outstanding, as well as improved mix, which was partially offset by a decline in yields. The decrease in interest expense was attributed to a 25 bps reduction in the average cost of funds on interest bearing liabilities, and improved mix from noninterest bearing deposits.  As a result, our net interest margin of 2.52% for the year ended 2013 improved 30 bps over the net interest margin of 2.22% for the year ended 2012.

Robert E. Hoeweler, Chairman of the Board, added “our new team has made significant improvements in generating loans, improving credit quality and strengthening back room operations which will provide CFBank with a solid infrastructure for continuing growth and expansion.”

Provision for loan losses.  A negative provision for loan losses was recorded for the fourth quarter of 2013 totaling $(230,000). This was a decrease of $416,000, compared to $186,000 for the quarter ended December 31, 2012.  The decrease in the provision for loan losses for the quarter ended December 31, 2013 was primarily due to improved credit quality, and a decrease in special mention and substandard loans along with changes in our allowance methodology which allowed allocated reserves to be released, which more than offset the growth in the portfolio.  Our allowance for loan losses to nonperforming loans was 99.9% at December 31, 2013, compared to 82.4% at December 31, 2012.

The provision for loan losses totaled $496,000 for the twelve months ended December 31, 2013 and decreased $633,000, or 56.1%, compared to $1.1 million for the twelve months ended December 31, 2012.  The decrease in the provision for loan losses for the year ended December 31, 2013 was primarily due to improved credit quality, a decrease in special mention and substandard loans, and a decrease in net charge-offs, which more than offset the provision for growth in the portfolio for new loans generated in 2013.  Net charge-offs decreased $2.0 million due to the fact that there were net charge-offs of $4,000, or 0.0% of average loans, for the year ended December 31, 2013, compared to net charge-offs totaling $2.0 million, or 1.4% of average loans, for the year ended December 31, 2012. The decrease in net charge-offs during the twelve months ended December 31, 2013 was primarily related to commercial and multi-family real estate loans.

Noninterest income.  Noninterest income for the quarter-ended December 31, 2013 totaled $1.3 million, which represents an increase of $1.1 million, or 437%, compared to the $245,000 of noninterest income generated in the fourth quarter 2012. This increase was primarily due to an approximate $1.1 million gain recognized on the sale of the Company’s Fairlawn corporate office building and certain furniture and fixtures.

Noninterest income for the year ended December 31, 2013 totaled $1.9 million, and increased $888,000, or 88.4%, compared to $1.0 million for the year ended December 31, 2012.  The increase is due to the gain realized on the sale of the Company’s corporate office building and certain furniture and fixtures of approximately $1.1 million.  This was partially offset by lower gains recognized on the sale of residential mortgages due to increased interest rate levels that slowed the residential mortgage market in 2013, and the fact that there were no net gains on the sale of securities for the year ended 2013, compared to $143,000 in 2012.

Noninterest expense. Noninterest expense for the quarter ended December 31, 2013, was $2.2 million, which represented an increase of $710,000, or 46.8%, compared to the $1.5 million for the quarter ended December 31, 2012.  The increase in noninterest expense is due primarily to a $397,000 increase in expenses related to foreclosed assets, due primarily to a sale of REO property that occurred in the fourth quarter of 2012, which was a gain, and an increase in professional fees related to consulting services used for special projects and services to augment our workout efforts and improve our level of nonperforming loans, IT consulting and mortgage project work.

Noninterest expense for the year ended 2013 was $7.7 million, which represented a decline of $575,000, or 6.9% compared to the $8.3 million recognized in 2012.  The overall decline in operating expenses is primarily attributed to a $607,000 reduction in costs associated with managing foreclosed properties and a $263,000 reduction in FDIC insurance premiums based on a lower assessment rate. These declines were partially offset by a $138,000 increase in professional fees associated with workout efforts, audit related and other consulting fees, and an increase in data processing fees related to certain services that were outsourced.

Thad Perry, President, commented, “by redefining our products and services and diversifying our asset mix, we have continued our shift to a Commercial Banking model. Not only have we reduced enterprise risk but at the same time added new revenue sources.”

Balance Sheet Activity

General.  Assets totaled $255.7 million at December 31, 2013 and increased $40.7 million, or 18.9%, from $215.0 million at December 31, 2012.  The increase was primarily due to a $54.6 million increase in total loan balances, offset by a decline in securities available for sale of $7.9 million and a decline in cash and cash equivalents of $6.0 million used for purposes of funding the loan growth.

Cash and cash equivalents.   Cash and cash equivalents totaled $19.2 million at December 31, 2013, a decrease of $6.0 million, or 23.8%, from $25.2 million at December 31, 2012. The decrease in liquidity was a result of using excess liquidity to fund the growth in the loan portfolios.

Loans.  Net loans totaled $207.1 million at December 31, 2013 and increased $54.1 million, or 35.4%, from $153.0 million at December 31, 2012. The increase was primarily due to higher commercial, multi-family residential, commercial real estate and construction loan balances. A renewed lending focus was a key driver in growing earning assets.

Allowance for loan losses (ALLL). The ALLL totaled $5.7 million at December 31, 2013 and increased $492,000, or 9.4%, from $5.2 million at December 31, 2012.  The increase in the ALLL was due to the overall increase in overall loan balances, partially offset by a decline in nonperforming loans, past due loans and criticized and classified loans since December 31, 2012. The ratio of the ALLL to total loans was 2.69% at December 31, 2013 compared to 3.31% at December 31, 2012. In addition, the ratio of the ALLL to nonperforming loans improved to 99.9% at December 31, 2013 compared to 82.4% at December 31, 2012.

Deposits. Deposits totaled $208.3 million at December 31, 2013 and increased $34.8 million, or 20.1%, from $173.5 million at December 31, 2012.  The increase was primarily due to increases in interest bearing and noninterest bearing deposit balances of $25.2 million, and $9.6 million, respectively. Management continues to focus on strategic deposit gathering initiatives to continue to improve liquidity, cross-sell relationships, and fund future loan growth.

Stockholders’ equity.  Stockholders’ equity totaled $22.9 million at December 31, 2013, which represents a decrease of $ 779,000, or 3.3%, from stockholder’s equity of $23.6 million at December 31, 2012.  The decrease was primarily due to a reported net loss of $918,000 for the year-ended December 31, 2013.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio.  Additionally, CFBank entered into a new lease agreement in Woodmere, Ohio in Cuyahoga County for the location of a loan production office effective January 2014.  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those risk factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A. Risk Factors” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Total interest income	$ 2,024	$ 1,601	$ 7,500	$ 7,268
Total interest expense	510	576	2,113	2,633
Net interest income	1,514	1,025	5,387	4,635

Provision for loan losses	(230)	186	496	1,129
Net interest income after provision for loan losses	1,744	839	4,891	3,506

Noninterest income
Service charges on deposit accounts	105	65	353	245
Net gain on sales of loans	(24)	123	88	404
Net gain on sale of securities	-	-	-	143
Net gain on sale of assets	1,114	-	1,114	-
Other	120	57	338	213
Noninterest income	1,315	245	1,893	1,005

Noninterest expense
Salaries and employee benefits	1,026	949	3,849	3,906
Occupancy and equipment	97	68	326	269
Data processing	168	163	632	588
Franchise taxes	83	53	337	219
Professional fees	400	209	998	860
Director fees	12	-	25	119
Postage, printing and supplies	46	40	215	172
Advertising and promotion	8	19	40	30
Telephone	23	16	78	66
Loan expenses	35	37	90	137
Foreclosed assets, net	67	(330)	45	652
Depreciation	44	54	205	237
FDIC premiums	73	121	300	563
Amortization of intangibles	20	10	49	40
Regulatory assessment	39	38	158	143
Other insurance	38	37	148	153
Other	49	34	207	123
Noninterest expense	2,228	1,518	7,702	8,277

Income (loss) before income taxes	831	(434)	(918)	(3,766)
Income tax expense (benefit)	-	-	-	-
Net Income (loss)	$ 831	$ (434)	$ (918)	$ (3,766)
Preferred stock dividends and accretion of discount on preferred stock	-	-	-	(328)
Discount on redemption of preferred stock	-	-	-	4,960
Earnings (loss) attributable to common stockholders	831	$ (434)	(918)	$ 866

Share Data
Basic earnings (loss) per common share	$ 0.05	$ (0.03)	$ (0.06)	$ 0.14
Diluted earnings (loss) per common share	$ 0.05	$ (0.03)	$ (0.06)	$ 0.14

Average common shares outstanding - basic	15,823,710	15,823,238	15,823,624	6,314,701
Average common shares outstanding - diluted	15,823,710	15,823,238	15,823,624	6,316,186

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2013	2013	2013	2013	2012

Assets
Cash and cash equivalents	$19,160	$46,785	$33,197	$14,406	$25,152
Interest-bearing deposits in other financial institutions	1,982	1,982	2,726	2,726	2,726
Securities available for sale	9,672	10,544	12,155	14,493	17,639
Loans held for sale	3,285	4,856	629	2,135	623
Loans	212,870	176,496	185,942	172,481	158,280
Less allowance for loan losses	(5,729)	(6,171)	(6,065)	(5,682)	(5,237)
Loans, net	207,141	170,325	179,877	166,799	153,043
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,464	1,538	1,464	1,525
Premises and equipment, net	3,547	3,451	5,252	5,269	5,317
Assets held for sale	-	2,070	167	167	167
Other intangible assets	-	20	30	40	49
Bank owned life insurance	4,535	4,503	4,470	4,437	4,405
Accrued interest receivable and other assets	2,848	2,450	2,631	2,561	2,447
Total assets	$255,748	$250,392	$244,614	$216,439	$215,035

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$27,652	$24,795	$23,536	$15,451	$18,008
Interest bearing	180,657	185,881	181,143	153,279	155,500
Total deposits	208,309	210,676	204,679	168,730	173,508
FHLB advances	10,000	10,000	10,000	15,955	10,000
Other borrowings	-	-	-	1,000	-
Other secured borrowings	6,526	-	-	-	-
Advances by borrowers for taxes and insurance	575	174	187	174	241
Accrued interest payable and other liabilities	2,319	2,428	2,285	2,557	2,488
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	232,884	228,433	222,306	193,571	191,392

Stockholders' equity	22,864	21,959	22,308	22,868	23,643
Total liabilities and stockholders' equity	$255,748	$250,392	$244,614	$216,439	$215,035

Consolidated Financial Highlights

	At or for the three months ended					At or for year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2013	2013	2013	2013	2012	2013	2012

Earnings (loss)
Net interest income	$1,514	$1,393	$1,294	$1,186	$1,025	$5,387	$4,635
Provision for loan losses	$(230)	$76	$324	$326	$186	$496	$1,129
Noninterest income	$1,315	$176	$269	$133	$245	$1,893	$1,005
Noninterest expense	$2,228	$1,878	$1,793	$1,803	$1,518	$7,702	$8,277
Net Income (loss)	$831	$(385)	$(554)	$(810)	$(434)	$(918)	$(3,766)
Discount on redemption of preferred stock	n/a	n/a	n/a	n/a	n/a	n/a	4,960
Earnings (loss) available to common stockholders	$831	$(385)	$(554)	$(810)	$(434)	$(918)	$866
Basic earnings (loss) per common share	$0.05	$(0.02)	$(0.04)	$(0.05)	$(0.03)	$(0.06)	$0.14
Diluted earnings (loss) per common share	$0.05	$(0.02)	$(0.04)	$(0.05)	$(0.03)	$(0.06)	$0.14

Performance Ratios (annualized)
Return on average assets	1.34%	(0.63%)	(0.94%)	(1.50%)	(0.80%)	(0.39%)	(1.65%)
Return on average equity	14.70%	(6.95%)	(9.77%)	(14.01%)	(7.29%)	(4.04%)	(24.29%)
Average yield on interest-earning assets	3.60%	3.50%	3.45%	3.35%	3.22%	3.51%	3.48%
Average rate paid on interest-bearing liabilities	1.04%	1.09%	1.13%	1.22%	1.33%	1.12%	1.37%
Average interest rate spread	2.56%	2.41%	2.32%	2.12%	1.89%	2.39%	2.11%
Net interest margin, fully taxable equivalent	2.69%	2.53%	2.44%	2.32%	2.06%	2.52%	2.22%
Efficiency ratio	78.05%	118.99%	114.08%	136.01%	118.74%	105.11%	137.98%
Noninterest expense to average assets	3.59%	3.06%	3.04%	3.34%	2.80%	3.26%	3.62%

Capital
Core capital ratio (1)	9.34%	8.88%	9.19%	10.60%	10.97%	9.34%	10.97%
Total risk-based capital ratio (1)	12.08%	13.28%	13.17%	14.26%	15.53%	12.08%	15.53%
Tier 1 risk-based capital ratio (1)	10.81%	12.00%	11.89%	12.98%	14.26%	10.81%	14.26%
Tangible capital ratio (1)	9.34%	8.88%	9.19%	10.60%	10.97%	9.34%	10.97%
Equity to total assets at end of period	8.94%	8.77%	9.12%	10.57%	10.99%	8.94%	10.99%
Tangible equity to tangible assets	8.94%	8.76%	9.11%	10.55%	10.97%	8.94%	10.97%
Book value per common share	$1.44	$1.39	$1.41	$1.45	$1.48	$1.44	$1.48

Tangible book value per common share	$1.44	$1.39	$1.41	$1.44	$1.48	$1.44	$1.48
Period-end market value per common share	$1.33	$1.41	$1.31	$1.50	$1.45	$1.33	$1.45
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,824,710	15,823,710	15,824,710
Average basic common shares outstanding	15,823,710	15,823,644	15,823,544	15,823,327	15,823,238	15,823,624	6,314,701
Average diluted common shares outstanding	15,823,710	15,823,644	15,823,544	15,823,327	15,823,238	15,823,710	6,316,186

Asset Quality
Nonperforming loans	$5,738	$5,391	$5,440	$5,565	$6,356	$5,738	$6,356
Nonperforming loans to total loans	2.70%	3.05%	2.93%	3.23%	4.02%	2.70%	4.02%
Nonperforming assets to total assets	2.88%	2.74%	2.85%	3.25%	3.66%	2.88%	3.66%
Allowance for loan losses to total loans	2.69%	3.50%	3.26%	3.29%	3.31%	2.69%	3.31%
Allowance for loan losses to nonperforming loans	99.85%	114.47%	111.50%	102.10%	82.39%	99.85%	82.39%
Net charge-offs (recoveries)	$212	$(30)	$(59)	$(119)	$391	$4	$2,002
Annualized net charge-offs (recoveries) to average loans	0.47%	(0.07%)	(0.14%)	(0.30%)	1.13%	0.00%	1.43%

Average Balances
Loans	$173,064	$167,149	$157,435	$153,375	$132,494	$160,635	$134,397
Assets	$248,545	$245,279	$235,616	$215,797	$216,861	$236,391	$228,712
Stockholders' equity	$22,611	$22,153	$22,671	$23,121	$23,813	$22,695	$15,505